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                                                                    EXHIBIT 99.1

                                    BUSINESS

    Peregrine is a leading global provider of infrastructure resource management applications, employee self-service solutions and e-commerce technologies and services. We offer software products, services and enabling technologies that permit large and medium-sized businesses to manage the acquisition, use, maintenance and disposition of various infrastructure assets. Our solutions are intended to make our customers more competitive in their markets by optimizing the procurement and availability of their assets and increasing the productivity of their employees. We believe our products can result in more efficient deployment of capital and other resources and can lower the cost of operating and maintaining organizational infrastructure assets. Peregrine markets its products through two groups: the infrastructure management group, which consists of products and services representing our traditional infrastructure management business and employee self-service products, and the e-markets group, which provides business-to-business software products and creates and manages web-based catalog and vertical exchange markets for production supplies and commodities.

    Our infrastructure management group provides software, technologies and services to manage the procurement, maintenance, and disposition of infrastructure assets throughout their life cycles. We offer management solutions for diverse categories of business assets, including technology equipment and systems, telecommunications networks, corporate vehicle fleets and physical plant and facilities. Our products offer complete life cycle management of infrastructure assets. At the beginning of the cycle, we offer technologies and services that enable buyers and sellers of infrastructure assets to purchase and sell assets electronically over the Internet. Once an asset has been made available for automated purchase or lease, we then automate and facilitate the management and maintenance of the asset as well as its ultimate disposition. In addition, our employee self-service applications offer individual employees direct access to the resources, help, information, or infrastructure they require.

    Our e-markets group provides business-to-business software products and solutions to facilitate the processes of selling and purchasing direct goods used in the manufacture of finished products. Specifically, our e-markets group provides e-commerce connectivity and data transformation solutions, creates and manages web-based catalogs of supplies and materials, and maintains and hosts vertical exchange markets for supply and commodity markets in the automotive, energy, industrial component and retail/distribution industries.

    Our solutions are intended to manage every step of the infrastructure asset life cycle. By integrating the connectivity, data transformation, catalog creation and management and transaction assurance technologies with our infrastructure management products, we provide a comprehensive solution to manage infrastructure assets and the procurement processes associated with acquiring those assets.

INDUSTRY BACKGROUND

    Businesses across many industries are facing increasing competitive pressures to improve their operations by optimizing the management and procurement of infrastructure assets. In response, businesses are deploying information technology to gain competitive advantages to more efficiently manage the life cycle of infrastructure assets.

    We believe that the operational effectiveness of an organization ultimately depends on the efficient acquisition, management, and divestiture of infrastructure assets. Threats to infrastructure pose substantial business risks. Issues addressed in connection with Year 2000 remediation, European currency conversion, computer viruses, major facilities relocations and changes in network environments have highlighted for senior business executives and information technology managers the extent of infrastructure dependency and its associated risks. In addition, in recent years, companies have focused substantial resources on creating more efficient and less costly manufacturing, production, and other core business processes, and we believe that they are now looking internally to achieve similar cost reductions and efficiencies in acquiring and maintaining infrastructure assets.
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    In response, organizations are generating demand for software applications that manage the full life cycle of infrastructure assets including acquisition, management and divestiture. Companies are seeking enabling technologies and applications that:

    - lower the total cost of ownership of infrastructure assets;

    - optimize the allocation of investment in infrastructure;

    - streamline change management processes;

    - increase the availability and performance of critical infrastructure assets; and

    - empower employees with technology to improve productivity.

    To address these challenges, businesses are increasingly replacing paper or spreadsheet-based applications with a single integrated solution to optimize the workflow associated with the process to acquire, deploy, maintain, operate and divest infrastructure assets efficiently throughout their life cycle. To further reduce infrastructure costs, businesses are increasingly seeking web-based applications to facilitate the procurement of complex assets. These assets can range from computers to manufacturing machinery to transportation equipment that are mission-critical to core business operations. The Internet provides a cost-effective and efficient channel for connecting and transacting with global suppliers, distributors and customers. We believe leveraging web-based procurement applications accelerates the procurement cycle, lowers the cost to acquire, minimizes levels of asset inventory and enables individual employees to initiate procurement decisions on an as needed basis subject to automated approval processes that are less costly and more efficient than manual order and approval processes.

DEVELOPMENT OF OUR BUSINESS

    Until recently, our products focused principally on problem management for an organization's information technology infrastructure. Historically, our principal product suite has been SERVICECENTER, an integrated, enterprise service desk software solution that assists information technology departments to manage and maintain their internal computer networks and related assets.

    In addition to our internal development efforts, we have also made several acquisitions intended to broaden the scope of our product suite beyond network help desks. The largest and most significant of these acquisitions are the following:

    - In September 1997, we acquired ASSETCENTER, our asset management solution, through the acquisition of Apsylog, S.A., a French corporation.

    - In July 1998, we acquired Innovative Tech Systems, a provider of facilities management software. Innovative's SPAN*FM product line became our FACILITYCENTER product line.

    - In March 1999, we acquired Prototype, a provider of software products for managing corporate vehicle and equipment fleets. Prototype's fleet management product line became our FLEETANYWHERE product line.

    - In December 1999, we acquired advanced and light rail management software for the passenger and freight rail industries from KKO & Associates. Our recently released RAILANYWHERE rail management product is based on software developed by KKO applied to the FLEETANYWHERE technology base.

    - In March 2000, through the acquisition of Telco Research, we acquired our TELECENTER application for managing telecommunications assets.

    - In June 2000, we completed the acquisition of Harbinger Corporation. Harbinger's e-commerce and procurement software solutions have served as the genesis of our e-markets group.

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    In addition to acquiring technologies and products through acquisitions, we have also focused substantial internal resources on internal product and technology development. Our employee self service procurement product, GET.IT! was developed internally and introduced in late 1999 to assist companies to automate their internal asset procurement processes and make them more efficient.

PRODUCTS

    We currently offer over 40 infrastructure management and e-commerce software products. The following discussion summarizes the principal product families of our infrastructure management and e-markets groups.

    INFRASTRUCTURE MANAGEMENT GROUP

    SERVICECENTER is a set of applications designed to maintain the effectiveness and functionality of an organization's information technology infrastructure. Products in this family include applications that report, track and assist operators in resolving problems with a business enterprise's computing environment. Other SERVICECENTER products help manage an organization's computing environment with applications that provide an inventory of network devices and applications that provide a framework for managing changes to a network, including products that track costs associated with infrastructure problems and changes, and automate and track an organization's equipment and services ordering process. SERVICECENTER includes an Internet-hosted version, E-SERVICECENTER, in which we act as system administrator and operator for the customer.

    ASSETCENTER is a set of applications designed to manage financial information relating to an organization's portfolio of information technology investments. This family includes applications that provide a comprehensive inventory of an organization's equipment, users, suppliers, and contracts, and that assist in the financial analysis and decision-making of acquiring information technology products. Other ASSETCENTER products help organizations monitor leased and rented equipment, and track, control and allocate information technology related expenses.

    INFRATOOLS is a suite of software tools used in the real-time discovery, tracking, and integration process of information technology infrastructure. Applications in this family automate the discovery and inventory of personal computer hardware and software assets, and the discovery, inventory and monitoring of intelligent devices on a network, such as routers, hubs, switches, servers and workstations. In addition, INFRATOOLS includes products that remotely manage a number of intelligent devices with a graphical user interface either through dedicated networks or the Internet.

    FACILITYCENTER is a set of applications designed to manage assets related to physical plant and facilities. FACILITYCENTER includes space planning, facilities management, work order management, stacking, maintenance management, facilities help desk, cable plant management, computer aided design integrator, and data collection. E-FACILITYCENTER, an Internet-hosted version, offers the application set to real estate and facility managers on a hosted basis.

    FLEETANYWHERE is a comprehensive, Internet-enabled, fully integrated fleet management system. This product family tracks all functions related to the maintenance of equipment fleets, including processing repair and work orders, tracking operating expenses, and tracking and billing for equipment usage. E.FLEET, an Internet-hosted version, offers the FLEETANYWHERE application set to fleet managers on a hosted basis.

    GET.IT! is our employee self-service procurement product that is designed to improve employee productivity and reduce operating expenses. Applications in this family include products that enable employees at anytime and anyplace to acquire information, resources, help or infrastructure to get their job done. Specifically, GET.RESOURCES! enables employees to obtain assistance with their infrastructure,

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GET.ANSWERS! allows employees to ask questions of their company knowledge bases, and GET.ROOMS! enables employees to reserve corporate facilities for office or conference functions.

    The TELECENTER product family helps an organization to manage its telecommunications assets. Applications in this family monitor and collect information produced by network switching equipment, and provide customers with the information to control costs and usage of their voice communications network, monitor network operating status and maintain network integrity.

    E-MARKETS GROUP

    POWER.IT! is a suite of e-business software for integrating the e-commerce and back-office applications of buyers and suppliers. The suite enables real-time data exchange in numerous formats, such as XML, xCBL, ebXML, cXML, RosettaNet, Biztalk, X12, and EDIFACT.

    TRUSTED LINK is our e-commerce data transformation software. It allows businesses to exchange e-commerce documents in standard data formats. The software provides capabilities for data communications via popular value-added networks as well as the Internet. The software also provides capabilities for integrating e-commerce data directly with internal business applications that either generate or need to receive e-commerce-related transactions.

PRODUCT INTEGRATION

    We have completed several acquisitions of businesses and technologies since late 1997. As a result, our research and development personnel have focused substantial effort on integrating the acquired products and technologies into a single product suite with a common data repository. In October 2000, we announced that we had integrated the connectivity, marketplace, and catalog technology acquired through the acquisition of Harbinger into the complete life cycle of our infrastructure resource management products. At the same time, we announced that we had also integrated some of the technology we obtained through the purchase of Loran, which was completed in August 2000. Prior to the acquisition, we resold Loran's products under our INFRATOOLS product line. We are continuing to expend resources to improve the integration of SERVICECENTER, ASSETCENTER, and FACILITYCENTER. Integration of products of this number and complexity is costly and time consuming, results in the diversion of resources from the development of new or enhanced products and technologies, and exposes us to a number of risks which are described in greater detail in Exhibit 99.2 attached herewith.

PRODUCT DEVELOPEMENT; PRODUCT AUTHORSHIP MODEL

    We believe that attracting and retaining talented software developers is an important component of our product development activities. To this end, we have instituted a product authorship incentive program that rewards our developers with commissions based on the market success of the applications designed, written, marketed and supported by them. Our product authorship program is designed to encourage our developers to evaluate the effectiveness of a product in the actual user environment.

    We believe that the ability to deliver new and enhanced products to customers is a key success factor. We have historically developed our products through a consultative process with existing and potential customers. We expect that continued dialogue with existing and potential customers may result in enhancements to existing products and the development of new products. We have in the past devoted and expect to continue to devote a significant amount of resources to developing new and enhanced products. We currently have a number of product development initiatives underway. We cannot predict, however, whether any enhanced products, new products, or product suites will be embraced by existing or new customers. The failure of any of these products to achieve market acceptance would have a material adverse effect on our business, results of operations and financial condition.

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    Our research and development expenditures in fiscal 2000, 1999, and 1998 were $28.5 million, $13.9 million, and $8.4 million, representing 11%, 10%, and 14% of total revenues in the respective periods. In addition, our research and development expenditures for the three-month period ended June 30, 2000 were $11.3 million.

    The market for our products is subject to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. As a result, our position in existing markets or other markets that we may enter could be eroded rapidly by product advances. The life cycles of our products are difficult to estimate. Our growth and future financial performance will depend in part on our ability to enhance existing applications, develop and introduce new applications that keep pace with technological advances, meet changing customer requirements and respond to competitive products. Our product development efforts are expected to continue to require substantial investment by us. There can be no assurance that we will have sufficient resources to make the necessary investment. We have in the past experienced development delays, and there can be no assurance that we will not experience development delays in the future. There can be no assurance that we will not experience difficulties that could delay or prevent the successful development, introduction, or marketing of new or enhanced products. In addition, there can be no assurance that any new or enhanced products will achieve market acceptance, or that our current or future products will conform to industry requirements. Our inability, for technological or other reasons, to develop and introduce new and enhanced products in a timely manner could have a material adverse effect on our business, results of operations, and financial condition.

TECHNOLOGY

    Our products rely on a number of standard, commercially available technologies for relational database storage and retrieval and client/server communications. They are designed to support a range of implementations of infrastructure management applications and enterprise service desks within medium sized to large organizations. We have developed other technologies designed to provide a comprehensive environment to build, deploy, and customize a range of applications.

    N-TIERED ARCHITECTURE. N-tiered architecture applications permit the separation of multiple clients, multiple application servers, and multiple database servers in a single cohesive application implementation. Our database, business rules, and presentation technologies create an N-tiered client/ server architecture intended to provide scalability and flexibility. The tiers are logically separated, allowing changes to the database design or the graphical interface to be made without requiring changes to the business rules or other related tiers.

    EASY CUSTOMIZATION/EXTENSION. In order to make our software fit customers' needs, our products provide a number of tools that enable customers to customize and extend SERVICECENTER, ASSETCENTER, FACILITYCENTER and FLEETANYWHERE. The design of the database, the contents and appearance of the user interface, and the business rules can be modified using the standard tools that we provide with the system.

    RAPID APPLICATION DEVELOPMENT ENVIRONMENT. We have created a "fill-in-the-blanks" development environment for building and deploying applications. All SERVICECENTER applications are implemented using our rapid application development environment. If a customer requires more extensive modification, the system can be customized by changing the applications that we provide or by implementing new applications using the rapid application development environment. In fiscal 1999, we introduced an advanced graphical workflow engine in ASSETCENTER, along with technology for simplified tailoring of the application. Our new product developments have been standardized upon a Java and Enterprise Java Beans development environment using XML and HTTP for inter-application event and data connectivity.

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    DISTRIBUTED SERVICES.  We have distributed a database technology that provides replication services and the capability to move work from one SERVICECENTER system to another. These services are database vendor independent and contain knowledge of the application schema.

    ADAPTERS. We provide adapters to industry standard application programming interfaces, such as SMTP e-mail, and leading vendors products. These adapters expand the reach of our products by allowing them to interact with other products currently in the customer's environment. We also have created adapters that permit the system to communicate using e-mail, beepers, facsimile and Lotus Notes. The adapters also provide communication with third party network management tools such as Hewlett-Packard's OpenView, Computer Associates Unicenter, Tivoli's TME, Cabletron's Spectrum, Sun's SunNet Manager and others. In addition, we have created an open application programming interface permitting software developed by third parties, end-users or our professional services group to be integrated into the system.

    INTELLIGENT AGENTS. We provide intelligent agents that gather and feed information to SERVICECENTER. The agents provide automated inventory gathering and problem determination data for use in problem resolution and management of an information technology environment. The agents permit help desk personnel to open, update, and close trouble tickets based on criteria provided by the customers.

    GLOBAL USER ACCESS. The technology underlying our GET.IT! employee self-service applications also provides the foundation for a common user approach to all our applications, some applications of other software vendors and customer-written applications. GET.IT! technology provides a dynamic user interface which enables users to access GET.IT!'S data and applications through a cell phone, on a Palm OS or Windows CE device.

    UNIVERSAL CONNECTIVITY. Our technology also provides open communication among our products and between our products and applications and integration tools from other software technology companies, which provides a unified user interface for an organization's infrastructure management applications.

SALES AND MARKETING

    We sell our software and services in North America and internationally primarily through a direct sales force. In October 2000, we implemented a strategic segmentation of our business into two groups, our infrastructure management group and our e-markets group, each with a dedicated sales and marketing team to pursue business opportunities in their respective markets. A large number of our sales force is based at our San Diego headquarters, but we also have North American sales personnel located in, or in close proximity to, most major cities in the United States, Canada and Mexico. Our international sales force is located in the metropolitan areas of Amsterdam, Frankfurt, London, Milan, Copenhagen, Munich, Paris, Singapore and Sydney. Our sales model combines telephone and Internet communications for product demonstrations with travel to customer locations to pursue a consultative sales process. In addition to our direct sales strategy, we continue to pursue indirect distribution channels. In the Pacific Rim and Latin America, we have established a network of channel partners. In North America, we have established a network of regional and national systems integrators and channel partners. When sold through direct channels, the sales cycle for our products typically ranges from six to nine months, depending on a number of factors, including the size of the transaction and the level of competition we encounter in our sales activities.

    In recent periods, we have devoted significant resources to building our marketing organization and infrastructure. We have significantly expanded product marketing, marketing communications, alliance marketing, telemarketing and sales training. The primary focus of our marketing department is to generate qualified leads for the worldwide direct sales force and to create market awareness programs for Peregrine and our products. As part of our strategy, we have invested significantly in the

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Internet, developing a new corporate web site during fiscal 2000 and executing an array of web-based marketing programs. In addition, during fiscal 2000, we established an executive briefing center in order to focus our sales efforts at senior levels within our prospective customer's organizations.

    We have significantly increased the size of our sales force over the last year and expect to continue hiring sales personnel, both domestically and internationally, over the next twelve months. Competition for qualified sales personnel is intense in the software industry. We also expect to increase the number of our regional, national, system integrator and channel partners, both domestically and internationally. Any failure to expand our direct sales force or other distribution channels could have a material adverse effect on our business, results of operations, and financial condition.

    We believe that our continued growth and profitability will require expansion of our international operations, particularly in Europe, Latin America, and the Pacific Rim. We intend to expand international operations and to enter additional international markets, either directly or through international distribution or similar arrangements, which will require significant management attention and financial resources. Competition for suitable distribution partners is intense in many markets outside North America. There can be no assurance that we will be successful in attracting and retaining qualified international distributors or that we will be successful in implementing direct sales programs in selected international markets. If we are unable to obtain qualified international distribution partners or are otherwise unable to successfully penetrate important international markets, our business, results of operations, and financial condition would be materially and adversely affected.

PROFESSIONAL SERVICES AND CUSTOMER SUPPORT

    Our professional services group provides technical consulting and training to assist customers and business partners in implementing our products.

    Our basic consulting services include analyzing user requirements and providing the customer with a starter system that will quickly demonstrate significant benefits of our products. More advanced consulting services include providing turn-key implementations using our Advanced Implementation Methodology, which begins with a structured analysis to map the customer's business rules onto our service desk tools, continues with the technical design and construction, and finishes with system roll out. Implementation assistance frequently involves a modest level of process reengineering and the development of interfaces between our products and legacy systems and other tools or systems.

    We offer training courses in the implementation and administration of our products. On a periodic basis, we offer product training at our facilities in San Diego, Orlando, Washington D.C., London, Paris, Frankfurt, Amsterdam and Tokyo for customers and business partners. Customer-site training is also available.

    We maintain a staff of customer support and customer care personnel, who provide technical support and periodic software updates to our customers and partners. We offer complete technical support services 24 hours a day, five days per week, with critical care services offered 24 hours a day, seven days a week via toll free lines through our local offices in Europe and San Diego. In addition to telephone support, we provide support via facsimile, e-mail and a web server.

COMPETITION

    The markets for our products are highly competitive and diverse. The technology for e-commerce enablement, infrastructure management and employee self-service software products can change rapidly. New products are frequently introduced and existing products are continually enhanced. Competitors vary in size and in the scope and breadth of the products and services offered. In the last few years, we have experienced substantial competition from new competitors of all types and sizes, and we do not foresee a change in the rate of increasing competition.

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    SOURCES OF EXISTING COMPETITION

    We face competition from a number of sources in the markets for our e-commerce enablement, infrastructure resource management and employee self-service software solutions.

    - In the markets for our infrastructure resource management products, we face competition from: providers of internal help desk software applications, such as Remedy Corporation and Computer Associates, that compete with our enterprise service desk software; providers of asset management software, including Remedy, MainControl, and Janus Technologies; providers of facilities management software, including Archibus, Facilities Information Systems, and Assetworks (a division of CSI-Maximus); providers of transportation management software that competes with our fleet management and rail management software, including Control Software (a division of CSI-Maximus) and Project Software and Development Inc.; information technology and systems management companies such as Tivoli Systems, Computer Associates, Network Associates, Hewlett-Packard, and Microsoft; numerous start-up and other entrepreneurial companies offering products that compete with the functionality offered by one or more of our infrastructure management products; and the internal information technology departments of those companies with infrastructure management needs.

    - In the markets for employee self-service, including procurement and e-procurement solutions, we face competition from: established competitors in the business-to-business internet commerce solution market, such as Ariba and CommerceOne; established providers of enterprise resource planning software that are entering the market for procurement and e-procurement solutions, including Oracle and SAP; and numerous start-up and other entrepreneurial companies offering products that provide one or more aspects of employee self-service such as self-help service offerings, or web-based knowledge management systems.

    - In the markets served by our e-commerce enablement technology, we face competition from: providers of customer relationship portals, such as Aspect Communications; providers of catalog management solutions, such as Requisite Technology; providers of e-commerce enablement software such as webMethods; and providers of legacy e-commerce technology and services such as SBC (Sterling Commerce) and General Electric eXchange Solutions.

    SOURCES OF FUTURE COMPETITION

    Because competitors can easily penetrate the software market, we anticipate additional competition from other established and new companies as the market for enterprise infrastructure management applications develops. In addition, current and potential competitors have established or may in the future establish cooperative relationships among themselves or with third parties. Large software companies may acquire or establish alliances with our smaller competitors. We expect that the software industry will continue to consolidate. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

    Increased competition may result from acquisitions of other infrastructure management or e-procurement software vendors by system management companies. The results of increased competition including price reductions of our products, reduced gross margins, and reduction of market share, could materially adversely affect our business, operating results, and financial condition. In several of our market segments, we believe there is a distinct trend by competitors toward securing market share at the expense of profitability. This could have an impact on the mode and success of our ongoing business in these segments.

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    GENERAL COMPETITIVE FACTORS IN OUR INDUSTRY

    Some of our current and many of our potential competitors have much greater financial, technical, marketing, and other resources. As a result, they may be able to respond more quickly than we can to new or emerging technologies and changes in customer needs. They may also be able to devote greater resources to the development, promotion, and sale of their products. We may not be able to compete successfully against current and future competitors. In addition, competitive pressures that we face may materially and adversely affect our business, operating results, and financial condition.

    We believe that the principal competitive factors affecting markets include product features such as adaptability, scalability, ability to integrate with third party products, functionality, ease of use, product reputation, quality, performance, price, customer service and support, effectiveness of sales and marketing efforts and company reputation. Although we believe that we currently compete favorably with respect to these factors, there can be no assurance that we will maintain our competitive position against current and potential competitors, especially those with greater financial, marketing, service, support, technical, and other resources than us. In addition, we believe that our future financial performance will depend in large part on our success in continuing to expand our product line of infrastructure management and e-procurement solutions and to create organizational awareness of the benefits when purchasing these integrated solutions from a single vendor.

INTELLECTUAL PROPERTY

    Our success depends heavily on our ability to maintain and protect our proprietary technology. We rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights, which offer only limited protection. We attempt to protect our intellectual property rights by limiting access to the distribution of our software, documentation and other proprietary information. In addition, we enter into confidentiality agreements with our employees and certain customers, vendors, and strategic partners. These steps may fail to prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. Other parties may independently develop competing technology. Attempts may be made to copy aspects of our products or to obtain and use information that we regard as proprietary. Despite precautions we may take, it may be possible for unauthorized third parties to copy aspects of our current or future products or to obtain and use information that we regard as proprietary. In particular, we may provide our licensees with access to our data model and other proprietary information underlying our licensed applications.

    We employ a variety of intellectual property in the development and sale of our products. We believe that the loss of all or a substantial portion of our intellectual property rights would have a material adverse effect on our results of operations. Our intellectual property protection measures might not be sufficient to prevent misappropriation of our technology. From time to time, we may desire or be required to renew or obtain licenses from others in order to further develop and effectively market commercially viable products effectively. Any necessary licenses might not be available on reasonable terms, if at all, and the associated license fees could increase our expenses and impair our results of operations.

    Litigation concerning intellectual property is common among technology companies. In the future, third parties may claim that we infringe their products or technologies. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidate our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to

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resolve and would divert management time and attention. Any potential intellectual property litigation could also force us to do one or more of the following:

    - cease selling, incorporating, or using products or services that incorporate the infringed intellectual property;

    - obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which may not be available on acceptable terms, if at all; or

    - redesign those products or services that incorporate the disputed technology.

    We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights or to determine the scope and validity of our proprietary rights or the proprietary rights of our competitors. These claims could result in costly litigation and the diversion of our technical and management personnel's time and attention. As a result, our operating results could suffer, and our financial condition could be harmed.

EMPLOYEES

    As of September 30, 2000, we employed 2,583 persons, including 880 in sales and marketing, 319 in customer support, 451 in professional services, 431 in research and development and 502 in finance and administration. Of our employees, 696 are located outside North America, principally in Europe. None of our employees is represented by a labor union (other than by statutory unions or workers' committees required by law in some European countries). We have not experienced any work stoppages and consider our relations with our employees to be good.

PROPERTIES

    Our principal administrative, sales, marketing, support, research and development and training functions are located at our headquarters facility in San Diego, California. In June 1999, we entered into a series of leases covering up to approximately 540,000 square feet of office space, including an option on approximately 118,000 square feet of office space, for our headquarters in San Diego, California. Excluding the exercise of the option, the leases require minimum lease payments of approximately $124 million over their term, which is approximately twelve years. This office space (including the option) relates to a five building campus in San Diego, California. We recently relocated our San Diego operations to three of these buildings and intend for the present time to sublease the remaining two buildings.

    We also lease office space for sales, marketing, and professional services staff in most major metropolitan areas of the United States and Canada. In connection with our recent acquisition of Harbinger Corporation, we assumed leases for approximately 99,560 square feet of office space in Atlanta, Georgia, which lease expires in 2008. In Europe, we lease space in the metropolitan areas of Amsterdam, Copenhagen, Dublin, Frankfurt, London, Milan and Paris. In the Pacific Rim, we lease space in Singapore, Sydney and Tokyo.

LEGAL PROCEEDINGS

    In connection with our acquisition of Harbinger, we assumed the defense of an outstanding shareholder class action lawsuit against Harbinger and several of its former officers and directors. In September 1999, a complaint was filed against Harbinger and some of its former officers and directors in the United States District Court for the Northern District of Georgia. The complaint alleges causes of action for misrepresentation and violations of federal securities laws. An amended complaint was filed in March 2000, alleging additional causes of action, including allegations relating to accounting improprieties. The complaints relate to actions by Harbinger during the period from February 1998 to October 1998. Harbinger did not maintain directors' and officers' liability insurance during this period.

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As a result, we are not insured with respect to any potential liability of
Harbinger or any officer or director of Harbinger. Harbinger was, however, obligated under agreements with each of its officers and directors to indemnify them for the costs incurred in connection with defending themselves against this litigation and is obligated to indemnify them to the maximum extent permitted under applicable law if they are held liable. In connection with the acquisition, we agreed to honor these contractual arrangements.

    In October 2000, we entered into an agreement in principle to settle this class action lawsuit. If the settlement is finalized and approved by the court, we will be required to make an aggregate cash payment of $2.25 million to a class of former shareholders of Harbinger in exchange for dismissal of all claims against Harbinger. Although the parties to the litigation have agreed in principle to this settlement, final settlement is subject to further documentation, various contingencies, and approval by the court. The court may not approve the settlement. If the court does not approve the settlement, the plaintiffs in the lawsuit may proceed with their claims, without prejudice. If the litigation were to continue to proceed, we could be required to spend substantial sums in an effort to litigate this matter. Continued litigation would be likely to result in a diversion of management's time and attention away from business operations. If the litigation were decided adversely to Harbinger, or we agree in the future to settle this litigation for a substantial sum as a result of failure to obtain court approval of the pending settlement, our financial condition and results of operations could be materially and adversely affected.

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